Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS RECORD FOURTH QUARTER
AND ANNUAL 2006 FINANCIAL RESULTS
Las Vegas, Nevada, February 1, 2007–Ameristar Casinos, Inc. (Nasdaq-GS: ASCA) today announced record fourth quarter and annual 2006 financial results.
Highlights
•	All-time records for fourth quarter consolidated net revenues, operating income, EBITDA, net income and diluted earnings per share[1]

•	Fifth consecutive year of record annual consolidated net revenues, operating income and EBITDA, as well as net income and diluted earnings per share after adjustment for loss on early retirement of debt[1]

•	Fourth quarter EBITDA increased 6.4% to $66.1 million

•	Fourth quarter diluted earnings per share grew 24.0% to $0.31

•	2006 adjusted diluted earnings per share grew 15.5% to $1.34

•	Exceeded diluted earnings per share guidance for the quarter and year by $0.05

[1]	EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures that are reconciled to GAAP financial measures in the tables at the end of this release.

          John Boushy, CEO and President, stated: “2006 was the most prosperous year in our company’s history. Our record fourth quarter performance was achieved while the entire Ameristar team mourned the loss of our founder, Chairman and CEO, Craig H. Neilsen. He leaves us a tremendous legacy and a strong foundation for future growth.
          “Over the next three to five years, our goal is to double our EBITDA. We intend to grow through our continued commitment to being the most profitable operator in our markets along with high-quality investments that produce attractive incremental returns at existing properties. Additionally, we expect to capture strong, unmet demand for the Ameristar experience by aggressively pursuing acquisition opportunities in new locations that diversify our revenue base and increase our profitability.
          “Our record fourth quarter and annual financial results are a testament to our ability to profitably grow the Ameristar brand by providing the highest quality facilities in our markets and the most complete entertainment experience for our guests. The dedication of our 7,200 team members to constantly deliver excellent guest experiences is truly inspiring. Our commitment to quality clearly differentiates us from our competition.”

Consolidated Selected Quarterly and Annual Financial Data
(Amounts in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
			%			%
	2006	2005	Change	2006	2005	Change
Gross revenues	$287.8	$295.9	(2.7%)	$1,197.2	$1,151.5	4.0%
Promotional allowances	(43.7)	(52.1)	(16.1%)	(196.9)	(190.1)	3.5%

Net revenues	$244.1	$243.8	0.1%	$1,000.3	$961.4	4.1%

Operating income	$42.0	$39.7	5.8%	$171.5	$168.7	1.7%

Net income	$17.8	$14.3	24.7%	$59.6	$66.3	(10.1%)

Diluted earnings per share	$0.31	$0.25	24.0%	$1.04	$1.16	(10.3%)

EBITDA	$66.1	$62.1	6.4%	$265.4	$254.1	4.5%

Fourth Quarter Summary
          Ameristar’s record quarterly financial results were largely driven by the following three factors:
•	In 2006, Ameristar Black Hawk achieved record fourth quarter financial results in every key performance measure. Our Black Hawk property experienced significant growth in business volume and strong improvement in financial performance since its rebranding on April 1, 2006. The property’s financial results also benefited from the absence of construction disruption that adversely impacted performance for the fourth quarter of 2005.

•	Ameristar Vicksburg’s 2006 fourth quarter business volumes and financial performance surpassed all quarterly results prior to Hurricane Katrina. This exceptional performance was achieved despite the reopening of several Gulf Coast casinos during 2006. The decline in our Vicksburg property’s 2006 fourth quarter performance from the prior-year fourth quarter resulted from the substantial increase in our business volumes during the 2005 fourth quarter when virtually all Mississippi Gulf Coast casinos were closed in the aftermath of the hurricane.

•	Our record consolidated fourth quarter financial results reflect our success in maximizing profitability. We continued to see the positive impact from our efforts to utilize promotional allowances and labor more efficiently. Promotional allowances decreased at all our properties as a percentage of gaming revenues, and we expect this trend to continue in 2007.
Building for Future Growth
          Capital expenditures for the 2006 fourth quarter totaled $76.0 million. These expenditures were mostly funded with cash from operations and, to a lesser extent, with borrowings under our revolving loan facility. Capital expenditures during the fourth quarter included $31.7 million related to the expansion at Ameristar St. Charles described below, $11.4 million for capital improvement projects at Ameristar Black Hawk, $7.7 million for the acquisition of slot machines and $3.1 million related to our expansion at Ameristar Vicksburg.
          Construction continues to progress at Ameristar St. Charles on our 400-room, all-suite hotel with an indoor/outdoor swimming pool and a 7,000 square-foot full-service spa, and an additional 2,000-space parking garage. The hotel is designed to surpass four-diamond quality standards and we believe it will be the premier hotel in greater St. Louis. The total cost of these projects and the recently completed conference facilities is expected to be $265.0 million, representing an increase of $25.0 million over the original budget. The revised cost estimate is mostly attributable to upgraded design and finishes intended to enhance the guest experience, greater-than-anticipated site preparation costs and an increase in the cost of materials. The completion dates are projected to be the first quarter of 2007 for the initial 1,000 spaces of the parking garage and December 2007 for the hotel and the remainder of the project. We believe these new amenities will allow us to further enhance our competitive position in the St. Louis market.
          The construction of the four-diamond-quality hotel is progressing at Ameristar Black Hawk. The 33-story tower’s 536 well-appointed, oversized rooms will feature upscale furnishings and amenities. The tower will include a versatile meeting and ballroom center and will also have Black Hawk’s only full-service spa, an enclosed rooftop swimming pool and indoor/outdoor whirlpool facilities. Once completed, Ameristar Black Hawk will offer destination resort amenities and services that we believe are unprecedented in the Denver gaming market. The hotel’s completion date has been delayed until the second quarter of 2009, primarily due to unforeseen site conditions and inclement weather. The cost of the hotel is expected to be $220.0 million, representing an increase of $40.0 million over the previous budget. The revised cost estimate is mostly attributable to an increase in materials costs, the unforeseen site conditions and upgraded finishes and amenities designed to enhance the guest experience.
          We are continuing to progress with a casino and parking expansion project at Ameristar Vicksburg. Construction on the casino expansion, which will add 800 gaming positions, a VIP club, retail space and a parking garage to the property, is now expected to be completed by mid-2008 due to complexities associated with dry-docking the vessel. We believe these improvements will help to alleviate long-standing capacity constraints, provide more convenient access and increase our long-time market dominance in Vicksburg. The cost of the casino expansion project is expected to be $95.0 million. In addition to the Vicksburg projects noted above, we will soon commence a $12 million renovation of the hotel.
          The Black Hawk and Vicksburg projects may experience additional delays and/or cost increases due to unforeseeable site conditions and complexities associated with dry-docking the vessel, respectively.
          In addition to internal capital expenditure projects, we continue to aggressively pursue external expansion opportunities to broaden our overall distribution and increase scale and diversification. In the near term, we are focusing on the potential acquisition of existing casino-entertainment properties that can be improved through the implementation of our development and operational expertise. We will also consider new development opportunities in existing and emerging domestic and select international markets. Longer term, we contemplate large development projects in major national markets.
Outlook
          Based on our preliminary results of operations in January 2007 and our outlook for the remainder of the quarter, we currently estimate operating income of $44 million to $46 million, EBITDA of $68 million to $70 million (based upon anticipated depreciation expense of $24 million), interest expense of $12 million and diluted earnings per share of $0.34 to $0.36 for the first quarter of 2007.
          For the year ending December 31, 2007, we currently estimate operating income of $176 million to $184 million, EBITDA of $272 million to $280 million (based upon anticipated depreciation expense of $96 million), interest expense of $45 million and diluted earnings per share of $1.41 to $1.49.

          These estimates take into account anticipated construction disruption at Black Hawk, Vicksburg and St. Charles associated with the projects described above as we position them for future growth. Additionally, the estimates of operating income, EBITDA and diluted earnings per share include projected stock-based compensation expense (on an after-tax basis) of $1.7 million for the first quarter of 2007 and $6.9 million for the full year 2007, which we expect to adversely impact diluted earnings per share by $0.03 and $0.12 for the first quarter and full year 2007, respectively.
Conference Call
          We will hold a conference call to discuss our fourth quarter results and guidance for the first quarter and full year 2007 at 5:00 p.m. Eastern Time on February 1, 2007. The call can be accessed live by dialing (800) 310-6649. It can be replayed until February 9, 2007 at 3:00 a.m. Eastern Time by dialing (888) 203-1112 and using the access code number 4306024. Interested parties wishing to listen to the live conference call and view informative slides on the Internet may do so on our web site – www.ameristar.com – in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section.
Forward-Looking Information
          This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
          On a monthly basis, gaming regulatory authorities in Iowa, Mississippi and Missouri currently publish gross gaming revenue and certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
          Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
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Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
REVENUES:
Casino	$242,389	$248,832	$1,008,311	$974,178
Food and beverage	31,768	33,099	131,795	125,918
Rooms	6,608	6,593	27,972	25,355
Other	7,016	7,384	29,082	26,041

	287,781	295,908	1,197,160	1,151,492
Less: Promotional allowances	43,738	52,117	196,862	190,134

Net revenues	244,043	243,791	1,000,298	961,358

OPERATING EXPENSES:
Casino	105,526	110,662	439,101	431,101
Food and beverage	17,346	17,634	68,744	66,299
Rooms	1,776	1,540	6,780	6,454
Other	3,981	4,312	18,749	16,503
Selling, general and administrative	48,781	47,379	200,588	186,050
Depreciation and amortization	24,031	22,355	93,889	85,366
Impairment loss on assets held for sale	581	186	931	869

Total operating expenses	202,022	204,068	828,782	792,642

Income from operations	42,021	39,723	171,516	168,716

OTHER INCOME (EXPENSE):
Interest income	631	298	2,746	830
Interest expense, net	(12,151)	(15,592)	(50,291)	(60,913)
Loss on early retirement of debt	—	(1,890)	(26,264)	(2,074)
Net gain (loss) on disposition of assets	570	(110)	683	(1,655)

INCOME BEFORE INCOME TAX PROVISION	31,071	22,429	98,390	104,904
Income tax provision	13,238	8,129	38,825	38,619

NET INCOME	$17,833	$14,300	$59,565	$66,285

EARNINGS PER SHARE:
Basic	$0.32	$0.26	$1.06	$1.19

Diluted	$0.31	$0.25	$1.04	$1.16

CASH DIVIDENDS DECLARED PER SHARE	$0.09	$0.08	$0.38	$0.31

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	56,227	55,906	56,155	55,664

Diluted	57,538	57,061	57,327	57,127

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Consolidated cash flow information
Net cash provided by operating activities	$30,640	$44,710	$169,048	$197,459
Net cash used in investing activities	(71,294)	(50,530)	(237,681)	(175,849)
Net cash provided by (used in) financing activities	26,556	29,189	63,138	(1,988)

Net revenues
Ameristar St. Charles	$68,716	$70,500	$284,841	$286,028
Ameristar Kansas City	63,442	61,885	252,991	247,586
Ameristar Council Bluffs	44,476	45,787	181,840	186,367
Ameristar Vicksburg	32,053	37,929	135,236	126,089
Jackpot Properties	16,680	15,518	68,698	63,939
Ameristar Black Hawk	18,676	12,172	76,692	51,349

Consolidated net revenues	$244,043	$243,791	$1,000,298	$961,358

Operating income (loss) (1)
Ameristar St. Charles	$15,005	$14,070	$64,842	$63,268
Ameristar Kansas City	11,949	9,577	47,625	48,226
Ameristar Council Bluffs	13,364	13,406	50,950	56,452
Ameristar Vicksburg	10,809	13,887	43,630	38,812
Jackpot Properties	2,662	2,012	12,812	10,851
Ameristar Black Hawk	2,170	(1,250)	7,555	304
Corporate and other	(13,938)	(11,979)	(55,898)	(49,197)

Consolidated operating income	$42,021	$39,723	$171,516	$168,716

EBITDA (1) (2)
Ameristar St. Charles	$21,833	$20,680	$91,493	$89,510
Ameristar Kansas City	17,667	15,150	70,009	69,235
Ameristar Council Bluffs	16,743	16,588	64,201	68,638
Ameristar Vicksburg	13,832	16,896	55,788	50,696
Jackpot Properties	3,817	3,152	17,209	15,209
Ameristar Black Hawk	5,214	698	19,251	6,699
Corporate and other	(13,054)	(11,086)	(52,546)	(45,905)

Consolidated EBITDA	$66,052	$62,078	$265,405	$254,082

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Operating income margins (1) (3)
Ameristar St. Charles	21.8%	20.0%	22.8%	22.1%
Ameristar Kansas City	18.8%	15.5%	18.8%	19.5%
Ameristar Council Bluffs	30.0%	29.3%	28.0%	30.3%
Ameristar Vicksburg	33.7%	36.6%	32.3%	30.8%
Jackpot Properties	16.0%	13.0%	18.6%	17.0%
Ameristar Black Hawk	11.6%	(10.3%)	9.9%	0.6%
Consolidated operating income margin	17.2%	16.3%	17.1%	17.5%

EBITDA margins (1) (2)
Ameristar St. Charles	31.8%	29.3%	32.1%	31.3%
Ameristar Kansas City	27.8%	24.5%	27.7%	28.0%
Ameristar Council Bluffs	37.6%	36.2%	35.3%	36.8%
Ameristar Vicksburg	43.2%	44.5%	41.3%	40.2%
Jackpot Properties	22.9%	20.3%	25.1%	23.8%
Ameristar Black Hawk	27.9%	5.7%	25.1%	13.0%
Consolidated EBITDA margin	27.1%	25.5%	26.5%	26.4%

(1)	On January 1, 2006, we adopted SFAS No. 123(R), which requires the recognition of compensation expense in an amount equal to the fair value of share-based payments (e.g., stock options) granted to employees. For the quarter and year ended December 31, 2006, the adoption of SFAS No. 123(R) resulted in a non-cash operating expense of $1.2 million and $7.8 million, respectively.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(3)	Operating income margin is operating income (loss) as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
          The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Ameristar St. Charles:
Operating income	$15,005	$14,070	$64,842	$63,268
Depreciation and amortization	6,828	6,610	26,651	26,242

EBITDA	$21,833	$20,680	$91,493	$89,510

Ameristar Kansas City:
Operating income	$11,949	$9,577	$47,625	$48,226
Depreciation and amortization	5,718	5,573	22,384	21,009

EBITDA	$17,667	$15,150	$70,009	$69,235

Ameristar Council Bluffs:
Operating income	$13,364	$13,406	$50,950	$56,452
Depreciation and amortization	3,379	3,182	13,251	12,186

EBITDA	$16,743	$16,588	$64,201	$68,638

Ameristar Vicksburg:
Operating income	$10,809	$13,887	$43,630	$38,812
Depreciation and amortization	3,023	3,009	12,158	11,884

EBITDA	$13,832	$16,896	$55,788	$50,696

Jackpot Properties:
Operating income	$2,662	$2,012	$12,812	$10,851
Depreciation and amortization	1,155	1,140	4,397	4,358

EBITDA	$3,817	$3,152	$17,209	$15,209

Ameristar Black Hawk:
Operating income (loss)	$2,170	$(1,250)	$7,555	$304
Depreciation and amortization	3,044	1,948	11,696	6,395

EBITDA	$5,214	$698	$19,251	$6,699

Corporate and other:
Operating loss	$(13,938)	$(11,979)	$(55,898)	$(49,197)
Depreciation and amortization	884	893	3,352	3,292

EBITDA	$(13,054)	$(11,086)	$(52,546)	$(45,905)

Consolidated:
Operating income	$42,021	$39,723	$171,516	$168,716
Depreciation and amortization	24,031	22,355	93,889	85,366

EBITDA	$66,052	$62,078	$265,405	$254,082

RECONCILIATION OF REPORTED NET INCOME AND DILUTED EARNINGS PER SHARE
TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(Dollars in Thousands, Except Per Share Data)
(Unaudited)
     The following table sets forth a reconciliation of reported net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share, which are non-GAAP financial measures.

	Year Ended
	December 31,
	2006	2005
Adjusted Net Income (1):

Net income	$59,565	$66,285
Loss on early retirement of debt, net of tax of $9,192	17,072	—

Adjusted net income	$76,637	$66,285

Adjusted Diluted Earnings Per Share (1):

Diluted earnings per share	$1.04	$1.16
Loss on early retirement of debt, net of tax of $9,192	0.30	—

Adjusted diluted earnings per share	$1.34	$1.16

(1)	Adjusted net income and adjusted diluted earnings per share exclude the loss on early retirement of our senior subordinated notes in February 2006. The adjusted amounts are presented solely as supplemental disclosures because management believes that they are widely used measures of operating performance in the gaming industry and we consider these to be better measures on which to base expectations of our future results than reported net income and diluted earnings per share. It should be noted that not all gaming companies that report adjusted net income and adjusted diluted earnings per share calculate these amounts in the same manner as we do.
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